UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 31, 2004

NEWMARK VENTURES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407 (Commission File Number)	98-0187705 (IRS Employer Identification Number)

Roderick Shand, Chief Executive Officer
Suite 440-375 Water Street, Vancouver, British Columbia, Canada V6B 5C6
(Address of principal executive offices)

(604) 725-4160
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On November 4, 2004 the holders of a majority of the outstanding common shares of Newmark Ventures, Inc. ("Company") authorized its board of directors to effect a consolidation of the Company's share capital, on an up to eight to one (8-1) basis, and to amend our certificate of incorporation to increase the Company's share capital from 25,000,000 authorized common shares par value $0.001 to 100,000,000 authorized common shares par value $0.001.

The corporate actions taken were authorized pursuant to shareholders written consent in accordance with the provisions set forth in Section 228 of the General Corporation Law of the State of Delaware and Article I, Section 7 of the Company's bylaws.

On December 14, 2004 the board of directors in accord with the authority granted by the Company's shareholders decided to consolidate the Company's issued and outstanding stock on a four (4) old common shares for each one (1) new common share basis and to file the amendment to the Company's certificate of incorporation to increase its authorized share capital.

The reverse split was made effective as of the open of business on December 31, 2004 in coordination with the Company's transfer agent and the Over the Counter Bulletin Board. The effect of the reverse split was to decrease the number of the Company's common shares issued and outstanding from 14,640,046 to 3,660,012.

The Company's symbol on the Over the Counter Bulletin Board changed as a result of the reverse split from "NMVN" to "NWMV".

The increase in authorized common stock was also made effective on December 31, 2004. The effect of the amendment to the Company's certificate of incorporation is to increase the Company's authorized share capital to 100,000,000 common shares par value $0.001.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Newmark Ventures, Inc.

Signature	**Date**
By: _/s/ Roderick Shand Name: Roderick Shand Title: Chief Executive Officer	December 31, 2004